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                                                                   EXHIBIT 10.36


            THIRD AMENDMENT AND ADDENDUM TO COLLABORATION AGREEMENT


     This Third Amendment and Addendum (the "Third Amendment") is made and entered into as of the 24th day of August, 1995, by and between Energy BioSystems Corporation, a Delaware corporation, ("EBC"), and Petrolite Corporation, a Delaware corporation, ("PLIT").

     WITNESSETH:

     WHEREAS, EBC and PLIT are parties to that certain Collaboration Agreement dated March 5, 1992 (the "Collaboration Agreement");

     WHEREAS, the Collaboration Agreement was amended by the parties on July 1, 1992 (the "First Amendment") and again on October 18, 1993 (the "second Amendment");

     WHEREAS, PLIT has fully paid all of the amounts due under Section 2.5 of the Collaboration Agreement;

     WHEREAS, Article II of the Collaboration Agreement provides that PLIT shall use its best efforts at its sole expense to develop and deliver to EBC a Working Pilot Plant, as defined therein, as promptly as possible;

     WHEREAS, EBC has requested PLIT to develop and deliver to EBC a Working Pilot Plant even though the process provided by EBC has not been the subject of ten (10) bench scale test trials as contemplated in paragraph 1.74 of the Collaboration Agreement, and even though EBC contemplates that additional modifications to the process as currently developed by EBC may be necessary;

     WHEREAS, PLIT is willing to begin work on a Working Pilot Plant as request by EBC only pursuant to the terms of this Third Amendment to the Collaboration
Agreement:

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree to the following:

1. The "Process" contemplated by Sections 1.57 and 1.74 of the Collaboration Agreement shall, for purposes of PLIT's obligation to deliver a Working Pilot Plant pursuant to Section 2.1 of Article II of the Collaboration Agreement, be the process described on Exhibit A, which is attached hereto and incorporated herein by this reference.
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2.   Section 1.74 of the Collaboration Agreement, as amended, hereby is deleted in its entirety, and the following new Section 1.74 is substituted therefor;

     "Working Pilot Plant - shall mean a pilot plant constructed in accordance with the design specifications contained on Exhibit B attached hereto and incorporated herein by reference; provided, however, that in no event shall PLIT be required to expend more than $1.5 million towards the design, procurement, fabrication and construction of the Working Pilot Plant."

3.   PLIT shall be deemed to have fulfilled its obligations under Article II,
     Section 2.1(1) of the Collaboration Agreement, as amended, and shall be deemed to have delivered a Working Pilot Plant for all purposes under the Collaboration Agreement, upon PLIT's design, procurement, fabrication and construction of the Working Pilot Plant as defined in this Third Amendment as promptly as possible, or upon PLIT's expenditure of $1.5 million towards the design, procurement, fabrication and construction of the Working Pilot Plant, as defined in this Third Amendment, as promptly as possible, whichever first occurs, regardless of whether the process shown on Exhibit A is the Process developed and commercialized pursuant to the collaboration Agreement, regardless of whether the Working Pilot Plant is capable of reducing the sulfur content of any hydrocarbon stream, and regardless of whether additional changes or modifications to the process shown on Exhibit A or the design specifications shown on Exhibit B are made after the date of the Third Amendment. In addition, in the event PLIT has expended $1.5 million towards the design, procurement, fabrication and construction of the Working Pilot Plant but the working Pilot Plant has not been completed, PLIT agrees that (a) EBC shall have the right to complete the design, procurement, fabrication, construction and installation of the Working Pilot Plant at EBC's own expense, and (b) PLIT shall cooperate with EBC in EBC's efforts to complete the design, procurement, fabrication, construction and installation of the Working Pilot Plant in order to permit start-up of the Working Pilot Plant.

4. The parties intend that the Working Pilot Plant will be used as a research tool only at such times as may be reasonably required by EBC pursuant to the Collaboration, but in no event will the Working Pilot Plant be operated more than five (5) consecutive days, twenty-four (24) hours per day. Until September 1, 1996, or some other date as to which the parties agree in writing, PLIT will assign not less than three (3) employees full-time to provide operational and engineering staff support for the Working Pilot Plant. The costs of these employees, and the reasonable costs of maintaining the Working Pilot Plant and providing analytical lab support for the Working Pilot Plant, will be the sole responsibility of PLIT until September 1, 1996, unless the parties agree in writing to some other date. EBC will be solely responsible for all other costs of the Working Pilot Plant including, but not limited to: (a) having an appropriate individual on-site to direct and supervise the experimental program and operating parameters to be followed at the Working Pilot Plant and to provide such other staff support as necessary for operation of the Working Pilot Plant,
     (b) paying the costs of such individual and such other staff support as is necessary to guide the experimental program to be conducted at the Working Pilot Plant, (c) supplying all Catalyst and feedstock

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     for the Working Pilot Plant, and (d) paying the costs of disposing of all wastes and by-products from the Working Pilot Plant.

     IN WITNESS WHEREOF, the parties have caused this Third Amendment to be executed by their duly authorized representatives as of the date set forth above.

ENERGY BIOSYSTEMS CORPORATION            PETROLITE CORPORATION


By: /s/ John H. Webb                      By: /s/ J. S. Titone
   ______________________________            _________________________________
Title: Chief Executive Officer            Title: Vice President
      ___________________________                _____________________________
Date: September 5, 1995                   Date: October 12, 1995
      ___________________________               ______________________________

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